EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150965, 333-147614, 333-134814, 333-73039, 333-84071, 333-31676, 333-33118, and 333-113913 on Form S-3 and Registration Statements Nos. 333-155431, 333-141615, 333-126345, 333-92259, and 333-57890 on Form S-8 of our report dated March 11, 2009, relating to the consolidated financial statements of DUSA Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109), appearing in this Annual Report on Form 10-K of DUSA Pharmaceuticals, Inc. for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
March 11, 2009